Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Second Quarter Ended April 30, 2013

WATERTOWN, CT -- (Marketwire - June 14, 2013) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its second quarter and first half of fiscal year 2013. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

  Total sales for the quarter ending April 30, 2013 decreased 1%, to $17.35 million from $17.56 million for the same quarter in fiscal 2012. This brought sales to $34.4 million for the first six months of the fiscal year, a 1% decrease from the same period last year when sale were $34.8 million.
  Gross profit was $8.8 million in the second quarter of 2013, resulting in gross profit of $17.5 million for the first six months. Both results were essentially the same as a year ago. Gross profit as a percentage of sales improved to 51% in the second quarter and first six months of 2013 from 50% for the comparable periods a year ago.
  Selling, general and administrative expenses increased $483,000 (6%) in the second quarter of 2013, due to higher route distribution costs and higher administrative costs (including software maintenance costs), partially offset by decreased selling costs. The same factors contributed to a $1.2 million (8%) increase in selling, general and administrative expenses for the first six months of the year.
  The net loss for the second quarter of 2013 was $150,000 compared to net income of $95,000 in the same quarter a year ago. The net loss for the first six months of the year was $557,000 compared to net income of $41,000 for the comparable period a year ago.

"Despite the challenging economic market conditions, we continue our efforts to achieve category and financial growth facilitated through customer lifecycle management, expanded product and service offerings, greater use of digital technology and a well-defined sales and customer care process," commented Peter Baker, President & CEO, Crystal Rock Holdings. "While we're disappointed sales decreased 1% as compared to the same quarter last year, we remain encouraged by other performance aspects, such as, higher gross profit percentage against slightly lower sales."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                     (Unaudited)            (Unaudited)
                                  Six Months Ended:     Three Months Ended:
                               ---------------------- ----------------------
                                April 30,   April 30,  April 30,   April 30,
                                  2013        2012       2013        2012
                               ----------  ---------- ----------  ----------
(000's $)

Sales                          $   34,390  $   34,795 $   17,347  $   17,561

Income from operations         $      171  $    1,159 $      334  $      731

Net (Loss) Income              $     (557) $       41 $     (150) $       95

Basic net earnings (loss) per
 share                         $    (0.03) $     0.00 $    (0.01) $     0.00
Diluted net earnings (loss)
 per share                     $    (0.03) $     0.00 $    (0.01) $     0.00

Basic Wgt. Avg. Shares Out.
 (000's)                           21,377      21,389     21,373      21,389
Diluted Wgt Avg. Shares Out.
 (000's)                           21,377      21,389     21,373      21,389

Note: This press release contains a forward-looking statement about executing a sales growth plan and increasing efficiency in logistics with respect to serving our customers. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and accomplishing operating efficiencies requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. There is no assurance we can succeed in achieving either greater sales or efficiency. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2012, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15